UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 14, 2006.

LIFE PARTNERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State of incorporation)

0-7900 (Commission File Number)	74-2962475 (I.R.S. Employer ID no.)

204 Woodhew Waco, Texas (Address of Principal Executive Offices)	76712 (Zip Code)

Issuer’s telephone number, including area code: 254-751-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

The staff of the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”) performed a periodic review of our Form 10-KSB for the year ended February 28, 2005, and Forms 10-QSB for the quarters ended May 31, August 31, and November 30, 2005. In response to comments raised during the review, on March 14, 2006, management and the Audit Committee determined that - due solely to errors in presentation - readers may not rely upon our unaudited consolidated cash flow statements for the periods ended August 31 and November 30, which were included in our Forms 10-QSB for the periods then ended. The restatements do not affect the carrying values of our assets or liabilities or our revenues or income for the periods nor do the restatements change our previously reported net cash flows. The other financial statements covered in the reviewed reports are not affected and are reliable.

Management and the Audit Committee reached such conclusions following their evaluation of the SEC staff’s comments and through consultations with its independent auditor, Murrell Hall McIntosh & Co., PLLP. The error in presentation in the August 31, 2005 cash flow statement (for the six months then ended) related to the treatment of life settlements that we purchased for our own account. The accounting treatment applicable to settlement purchases requires that we write down the purchase price to the cash surrender value of the underlying policies. Based on this treatment, for the period ended August 31, 2005, the difference between the settlement purchase price ($1,175,529) and the booked value ($555,505) was expensed ($(620,024)), as “Policy acquisition expense”) on the statement of income, and the book value of the settlements during the period ($555,505) was recorded as an asset (“Investments in policies”) on the balance sheet. We correctly presented these items in the balance sheet and income statement as of and for the period ended August 31, 2005. In the cash flow statement for the period ended August 31, 2005, we recorded the book value ($555,505) as “Investments in policies” under the “Cash Flows from Investing Activities” heading. In the cash flow statement for the period ended November 30, 2005, we changed the presentation to record the purchase price ($1,175,892) as “Investments in policies” under the “Cash Flows from Investing Activities” heading and the expense amount ($(620,387)) as “Policy acquisition expense” under the “Cash Flows from Operating Activities” heading. This change in presentation affected the “Net cash provided by operating activities” (increased by $620,387, the “Policy acquisition expense amount”) and Net cash used in investing activities (decreased by $1,175,892, the “Investments in policies amount”), but did not affect the “Net Increase (Decrease) in Cash and Cash Equivalents” or the “Cash and Cash Equivalents” at the beginning and of the period. Management and the Audit Committee have concluded that we should restate the cash flow statement for the period ended August 31, 2005, to match the presentation used in the cash flow statement for the period ended November 30, 2005.

The error in presentation in the November 30, 2005 cash flow statement (for the nine months then ended) related to the treatment of unrealized losses in our funds investments. In the cash flow statements for the periods ended May 31 and August 31, 2005, we presented our “Investment in income funds” at its cost and include another line item for “Unrealized loss in marketable securities”, both under the heading “Cash Flows from Investing Activities”. The netting of these two numbers would correlate with the changes in “Investments in securities” presented in the balance sheet over the periods presented. In the cash flow statement for the period ended November 30, 2005, we moved the “Unrealized loss in marketable securities” amount from the heading “Cash Flows from Investing Activities” to the heading “Cash Flows from Operating Activities”, in an attempt to respond to an SEC comment. “Investment in income funds”, recorded at cost, remained under the heading “Cash Flows from Investing Activities”. The effect of the change was to reduce “Net cash provided by operating activities” and to increase “Net cash used in investing activities”. The change did not affect the “Net Increase (Decrease) in Cash and Cash Equivalents” or the “Cash and Cash Equivalents” at the beginning and the end of the period. Management and the Audit Committee have concluded that we should restate the cash flow statement for the period ended November 30, 2005, to combine the amounts for “Investment in income funds” and for “Unrealized loss in marketable securities” to disclose the net cash change in “Investments in income funds” under the heading “Cash Flows from Investing Activities”.

We expect to file the two restated cash flow statements as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006
Life Partners Holdings, Inc.

	By:	/s/ Nina Piper
Nina Piper
Principal Accounting Officer